THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is made as of December 20, 2018.
THE UNDERSIGNED:

(1)
CIMPRESS INVESTMENTS B.V., a private limited liability company organized under the laws of the Netherlands with its registered office in Hudsonweg 8, 5928 LW Venlo, The Netherlands ("Company"), legally represented by Sean Quinn, managing director; and

(2)	Cornelis David Arends, currently residing at the address specified under the signature line below ("Executive").

THE THIRD PARTY:

CIMPRESS N.V., a public limited liability company organized under the of the Netherlands with its registered office in Hudsonweg 8, 5928 LW Venlo, The Netherlands ("Cimpress"), legally represented by Robert Keane, Chairman of its Board of Directors.

The parties to this Employment Agreement are hereinafter collectively referred to as the "Parties" and individually as a "Party".
RECITALS:

(1)
Executive and Cimpress established an employment relationship between themselves on November 1, 2015 for a definite term, which was extended on December 13, 2017 for an indefinite term. Commencing on January 11, 2016 Executive was assigned by Cimpress to Cimpress France S.à r.l. (an affiliate of Cimpress) on the basis of the Long Term Assignment Agreement dated 9 December 2015 (the "Long Term Assignment Agreement"), which was extended on December 13, 2017 until July 31, 2018. Executive and Cimpress agreed that the assignment at Cimpress France S.à r.l. is extended until December 31, 2018.

(2)	The Parties now wish to amend the employment relationship and the applicable employment terms and conditions in this Employment Agreement.

(3)
Executive shall enter into the employment of Company on January 1, 2019 on which same date Executive's employment with Cimpress will be terminated by mutual consent of Executive and Cimpress. Upon entering into the employment of Company, Executive will retain his accumulated employment rights accumulated with Cimpress vis-à-vis Company.

(4)
In this Employment Agreement, the "Group" refers to Cimpress, Company, and their current and future subsidiaries and affiliates, including, without limitation, Company and its subsidiaries and further including all legal predecessors and successors of these entities.

(5)	In this Employment Agreement, "DCC" refers to the Dutch Civil Code.

(6)	No collective bargaining agreement is applicable to this Employment Agreement.

(7)	Company and Executive further agree as follows:

1.	DURATION

1.1.	Executive’s employment with Company shall have an effective date as from January 1, 2019 (the “Effective Date”) for an indefinite term on the basis of this Employment Agreement.

2.	TITLE; DUTIES

2.1.	Executive’s title is Senior Vice President, Upload & Print. Executive shall report to Robert Keane, Chief Executive Officer of the Group.

2.2.
Executive shall be responsible for overseeing Druck.at, Easyflyer, Printdeal and WIRmachenDRUCK. Executive is prepared also to perform for the Group limited work and duties that do not follow from his job title, if in Company’s discretion the Group’s interest reasonably requires this (but with due consideration for Executive's main tasks and responsibilities for Company) and without any further amendment of this Employment Agreement and/or to the remuneration package provided herein.

2.3.
Company may change Executive’s title from time to time and/or require Executive to undertake any role for which Executive’s skills and experience are suitable and/or that is in Company's reasonable interest.

2.4.	Executive shall be fully committed to perform his duties to the best of his knowledge and ability and shall promote Company's interests.

2.5.	The Parties confirm that the side agreements attached hereto in Annex A remain in full force and effect.

2.6.
Unless prevented by incapacity, Executive shall devote the whole of his agreed upon work time, attention and abilities to the business of Company. Executive may therefore not engage in any other professional or employment activity throughout the duration of this contract without the prior written approval of Company, provided that Executive may continue to manage his passive investments, engage in charitable activities and hold non-executive director positions at businesses that are not competitive with the Group.

2.7.
Executive shall at all times strictly comply with the Group's Code of Business Conduct, Gifts, Entertainment and Anti-Bribery Policy, Insider Trading Policy and other Company rules, policies and procedures in effect from time to time, copies of which are available on the Group's Global Policy Resource Center on the Group's internal Nexus or from the Human Resources department. Executive shall report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or board member of Company or any Group Company to the General Counsel or the Compliance team via ComplianceQuestions@cimpress.com immediately on becoming aware of it.

2.8.
The Group's employee handbook as amended from time to time applies and Company may amend it at any time in its sole discretion without prior notice. To the extent that there is any conflict between the terms of this Employment Agreement and the employee handbook, this Employment Agreement shall prevail.

3.	TIME COMMITMENT

3.1.	As of the Effective Date, the working time of Executive shall be gradually decreased in accordance with the following schedule:

3.1.1.
From the Effective Date up to and including September 30, 2022 (the "Final Transition Date"), the working time of Executive shall be decreased to 50% and Executive shall undertake the duties under this Employment Agreement on a part-time basis (the "Initial Transition Phase").

3.1.2.	From and after the Final Transition Date the working time of Executive shall be decreased to zero (0) hours per week (the "Final Transition Phase").

3.2.	The Final Transition Date can be changed by the Parties in writing with mutual consent.

3.3.	Executive shall work overtime insofar as he may be reasonably required to do so. Remuneration for such overtime shall be deemed included in the Base Salary as stated in clause 6 below.

4.	PLACE OF WORK

4.1.
In respect of the place where Executive performs his duties, the Parties agree that due to the international role and responsibilities of Executive, the Company will make available to Executive the premises of the Group. Executive is required to travel internationally and also willing to perform his duties elsewhere.

4.2.
The Parties envisage that Executive falls within the scope of the Dutch social security scheme based on article 13 of the Regulation (EC) no 883/2004 of the European Parliament and of the Council of 29 April 2004 on the coordination of social security systems ("Social Security Regulation") and Executive will set his working days accordingly.

4.3.
Executive shall provide Company with a written summary of his working days (including travel days) by country for the previous calendar quarter within 30 days following the end of each calendar quarter, indicating, inter alia, whether he still complies with the requirements of article 13 of the Social Security Regulation in order to fall within the scope of the Dutch social security scheme.

5.	TERMINATION; NOTICE

5.1.	Each Party has the right to terminate this Employment Agreement as per the end of the month, whilst observing a notice period of two months (for the Employee) or four months (for the Employer).

5.2.
Company has the right to terminate this Employment Agreement immediately without notice for urgent cause (“ontslag op staande voet”) within the meaning of Article 7:678 DCC. The rights of Company under this clause 5.2 are without prejudice to any other rights that it might have at law to terminate this Employment Agreement or to accept any breach of this Employment Agreement by Executive as having brought the Employment Agreement to an end. Any delay by Company in exercising its rights to terminate shall not constitute a waiver thereof.

5.3.	This Employment Agreement shall in any case end by operation of law on the day on which Executive shall be eligible for state old-age pension under the laws of the Netherlands (AOW).

6.	SALARY AND FRINGE BENEFITS

6.1.	The Parties agree as follows:

6.1.1.
The base salary of Executive shall be two million two hundred and fifty thousand Euro (€ 2,250,000) per year on a full-time basis, inclusive of the applicable legal holiday allowance (the "Base Salary").

6.1.2.
From and after the Effective Date, the Base Salary shall be proportionally reduced based on the working time of the applicable Transition Phase (i.e., 50% during the Initial Transition Phase and 0% during the Final Transition Phase).

6.2.	The Base Salary shall be payable to Executive on a monthly basis.

6.3.
Executive agrees to receive all his payslips in a non-alterable electronic format via either his Company nominative email address or his personal email address and the internet connection of his choice as is currently known to Company

6.4.
During employment, Company may deduct from the salary and any other sums owed to Executive, any money owed to Company by Executive and/or any of the Group Company in accordance with Article 7:632 of the DCC.

6.5.
Executive has been granted 6,197 supplemental performance share units on May 15, 2018, under the 2016 Performance Equity Plan of Cimpress (the "Equity Plan"). Executive is not currently eligible for any further long-term incentive grants under the Equity Plan or otherwise.

6.6.
Executive and his immediate family are eligible to participate in the international healthcare benefits plan of the Group, currently provided by Aetna. “Immediate Family” means Executive's spouse or eligible partner and any legal dependent living with Executive in his place of residence.

6.7.
Company shall bear the cost of a fully furnished and serviced accommodation (including utilities) in Paris, France, for Executive's use until the termination of this Employment Agreement, subject to a cap of € 15,000 per month.

7.	TAXES AND WITHHOLDINGS

7.1.	The Base Salary is a gross amount and is subject to the mandatory and agreed deductions. The same applies in respect of any other benefits under this Employment Agreement.

7.2.	Upon the request of Executive, Company hereby agrees to refrain from withholding Dutch wage tax (loonbelasting) in respect of the Base Salary in reliance on:

7.2.1.
the letter ruling obtained by Cimpress from the Dutch tax authorities dated 21 June 2018, with reference 8208.702.74.L01/1245.59.517, including the application dated 19 January 2018 (the "Tax Ruling"); and

7.2.2.	Executive’s warranties and covenants set forth in clause 8.3.

7.3.
Notwithstanding clause 7.2 Company will be entitled to withhold Dutch wage tax and any other mandatory withholdings any member of the Group has to make from the Base Salary, if Company is advised that is obligated to do so, or if Executive breaches any of the warranties and/or does not adhere to the covenants, in each case as set forth in clause 8.3.

7.4.
Company shall pay the Dutch employee social security premiums (premies werknemersverzekeringen zoals bedoeld in de Wet financiering sociale verzekeringen en de inkomensafhankelijke bijdrage zoals bedoeld in de Zorgverzekeringswet) applicable in respect of Executive. Any non-Dutch social security contributions or premiums shall be for the account of Executive.

8.	EXECUTIVE'S WARRANTIES AND COVENANTS

8.1.
Executive represents and warrants to Company that, by entering into this Employment Agreement or performing any of his obligations under it, he shall not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

8.2.
Executive warrants that he is entitled to work in the Netherlands and each other jurisdiction where he works without any additional approvals and shall notify Company immediately if he ceases to be so entitled during this Employment Agreement. Notwithstanding the preceding sentence, the Company shall apply for all permits, licenses or otherwise for the Executive to be entitled to work in the Netherlands and each of the other jurisdictions where he works, to the extent the Company is required to do so under applicable law.

8.3.	Executive warrants to and covenants with Company in the following terms:

8.3.1.	The place of residence of Executive is Crespina Lorenzana, Italy. Executive shall provide a written declaration regarding his factual residence situation, acceptable to Company.

8.3.2.	Executive shall provide Company with a copy of his Italian residence statement including the application on which it is based.

8.3.3.
Executive shall take any steps as are necessary to continue to be considered an Italian resident for purposes of Italian domestic tax laws and any applicable tax treaties for the duration of this Employment Agreement.

8.3.4.	Executive has resigned from all board positions held by him at any Group entities resident in the Netherlands or with their registered seat and/or primary place of business in the Netherlands.

8.3.5.	Executive shall comply with the requirements set forth or referenced in the Tax Ruling.

8.3.6.
Executive has obtained advice from a specialized tax advisory firm in respect of the taxation in each of the jurisdictions where he works. Executive shall notify the Company when he becomes aware that there is a withholding obligation or other tax obligation for the Group in any of the jurisdictions where he works. Executive commits to request for an update of the obtained advice at least annually. The Company shall bear the reasonable costs associated with the Executive obtaining such advice.

8.3.7.
Executive will set his working days in such a way that it complies with the requirements of article 13 of the Social Security Regulation in order to fall within the scope of the Dutch social security scheme.

9.	INDEMNIFICATIONS

9.1.
Executive, on his own behalf and on behalf any affiliates he controls, agrees to indemnify Company and the Group to the maximum extent permitted by law from any liability and tax (including interest and penalties) arising out of or related to

9.1.1.	Executive’s failure to comply with the terms of the Employment Agreement, including, without limitation, any of the warranties and/or covenants set forth in clause 8.3; and

9.1.2.
Company's failure to withhold and/or pay any taxes and or social security contributions or premiums (other than the Dutch employee social security premiums as set forth in clause 7.4) or similar charges in reliance on Executive’s performance of his obligations under the Employment Agreement.

10.	OBLIGATIONS ON TERMINATION

10.1.	On termination of this Employment Agreement for any reason Executive shall:

10.1.1.
immediately deliver to Company all books, materials, files, documents, records, correspondence, papers and information, and copies thereof, on whatever media and wherever located, relating to the business or affairs of Company and the Group or its business contacts, any keys, credit card, equipment (including, but not limited to, company car, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.) and any other property of Company and of the Group, which is in his possession or under his control;

10.1.2.
immediately deliver to Company all building badges and any similar identification, and any other Company and Group-owned or Company and Group-leased property in his possession or control leaving intact all electronic Company and Group documents, records and files, including but not limited to those that he developed or helped to develop during his employment with Company;

10.1.3.
have cancelled all accounts for his benefit, if any, in Company’s and Group’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts;

10.1.4.
have transferred to Company all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that he opened and/or maintained in his own name, but on behalf of or for the benefit of Company and/or the Group, during the course of his employment and not to access or do anything that may directly or indirectly inhibit or prevent Company from accessing any and all of these accounts, social media accounts, subscriptions and/or registrations;

10.1.5.
after complying with 10.1.2 above (if applicable) irretrievably delete any information relating to the business of Company and the Group stored on any personal magnetic or optical disk or personal memory or device and all matter derived from such sources which is in his possession or under his control; and

10.1.6.
provide a signed statement on a form prepared by Company that he has complied fully with his obligations under this clause 10.1 together with such reasonable evidence of compliance as Company may request.

10.2.
In the event that any transfers referred to in clause 10.1 above have not been fully effected as of the last day of his employment with Company, Executive shall execute, after termination date, such instruments and other documents and take such other steps as Company may reasonably request from time to time in order to complete the transfer of any such accounts, social media accounts, subscriptions and/or registrations.

11.	COMPANY PROPERTY
If and as long as Executive is unable to work due to illness and during other periods of non-activity (irrespective of the reason for such non-activity), Company property made available by Company shall be returned to Company, as soon as this illness or non-activity has lasted longer than eight (8) weeks. Executive shall return Company property made available to him to Company clean and in good condition after one month of absence due to illness or other non-activity, without Company having to compensate Executive (financially or otherwise).

12.	PENSION

12.1.	Executive and his partner hereby waive the right to participate in any collective pension schemes applicable within Company or the Group.

12.2.
The Company shall pay Executive a Pension Allowance equal to the voluntary pension contributions Cimpress would otherwise pay on an annual basis under the pension scheme applicable to Executive (i.e. this scheme currently is the NN Prestatie Pensioen offered by Cimpress/Vistaprint BV to their non-CLA employees).

13.	HOLIDAYS

13.1.
Executive is entitled to a number of paid holidays in each holiday year (currently between 1 January and 31 December) equivalent to the minimum requirement in accordance with the DCC, the applicable collective bargaining agreement (if any) and Company’s policies relative to paid holiday (if any). If the Employment Agreement commences or terminates part way through a holiday year, Executive’s entitlement during that holiday year shall be calculated on a pro-rata basis.

13.2.
In principle, holidays shall be taken in the calendar year in which the entitlement is acquired. Days that - in deviation of that principle - are carried over to the following calendar year, shall lapse in accordance with Article 7:640a DCC.

14.	ILLNESS

14.1.
If Executive is ill he shall inform Company of this, in conformity with the applicable rules for the notification and check-up in case of illness. Executive agrees to consent to medical examinations by Company’s doctor upon request of Company.

14.2.	Without prejudice to the provisions and conditions in Article 7:629 of the Dutch Civil Code, in case of illness of Executive Company shall continue to pay:

14.2.1.
during the first eight (8) weeks of illness, 100% of the last-earned Base Salary on a monthly basis and continuation of fringe benefits payable under this Employment Agreement (as proportionally reduced in accordance with clause 6.1.2, if applicable);

14.2.2.	if and insofar as Executive will be ill for eight (8) weeks or more, 50% of the Illness Reference Salary. This will apply as from 1 January 2019 up to and including 104 weeks of illness.

14.3.	For the purpose of clause 14.2, the "Illness Reference Salary" shall mean four hundred thousand Euro (€ 400,000) gross on an annual basis.

15.	APPLICABLE LAW AND DISPUTES

15.1.	This Employment Agreement is governed exclusively by Dutch Law.

15.2.
Any dispute in relation to and/or arising from this Employment Agreement or agreements that continue on and/or derive from this Employment Agreement shall exclusively be brought before the competent court in Amsterdam, the Netherlands.

16.	MISCELLANEOUS

16.1.
This Employment Agreement and the documents attached in the Annex, collectively constitute the whole agreement between the Parties and supersede all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them. Each Party acknowledges that in entering into this Employment Agreement it has not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Employment Agreement or not) relating to Executive's employment under this Employment Agreement which is not expressly set out in this Employment Agreement or any document referred to in it. The Annexes to this Employment Agreement form part of (and are incorporated into) this Employment Agreement.

16.2.
Company is entitled to unilaterally amend this Employment Agreement, including all the documents constituting part thereof, if Company has a substantial interest in such amendment(s) that outweighs the interests of Executive (which may be adversely affected by such amendment(s)) in accordance with the standards of reasonableness and fairness.

16.3.	Amendments to this Employment Agreement shall only be valid to the extent that they have been recorded in writing.

16.4.
If any of the provisions of this Employment Agreement are or become invalid or unenforceable at any time, the validity and enforceability of the other provisions of this Employment Agreement shall not be affected as a result. The Parties shall then modify this Employment Agreement insofar as necessary in consultation, in the sense that they shall replace the invalid provisions with valid and binding provisions which differ as little as possible from the invalid or unenforceable provision(s) concerned.

* * * * *

Thus agreed upon and signed in duplicate in Amsterdam, The Netherlands.

CIMPRESS INVESTMENTS B.V. /s/Sean Quinn legally represented by Sean Quinn, managing director CIMPRESS N.V. /s/Robert Keane legally represented by Robert Keane, Chairman of the Board of Directors	Cornelis David Arends /s/Cornelis David Arends For the purpose of Clause 12.1: ELISABETH JOSEPHINE MARTHE HENDRICKS /s/Elisabeth Josephine Marthe Hendricks

Annex:
A - Invention & Non-Disclosure Agreement and Non-Competition & Non-Solicitation Agreement